UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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United Fuel & Energy Corporation
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UNITED FUEL & ENERGY CORPORATION
405 N. Marienfeld, Suite 300
Midland, Texas 79701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 18, 2008

To our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of United Fuel & Energy Corporation will be held at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701, on Wednesday, June 18, 2008 at 11:00 a.m. local time. A form of proxy and a proxy statement for the annual meeting are enclosed.

The annual meeting is being held for the following purposes:

1. to elect seven directors to serve on United Fuel’s board of directors for the ensuing year;

2. to transact such other business which may properly come before the annual meeting or any adjournments thereof.

The close of business on Monday, April 21, 2008 has been fixed by our Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the annual meeting or any adjournments thereof. For a period of at least 10 days prior to the annual meeting, a complete list of stockholders entitled to vote shall be open to the examination of any stockholder during ordinary business hours at United Fuel’s corporate headquarters and principal executive offices located at 405 N. Marienfeld, Suite 300, Midland, Texas 79701.

Information concerning the matters to be acted upon at the annual meeting is set forth in the accompanying proxy statement.

STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED A PROXY.

By Order of the Board of Directors

Lyndon James
Secretary

Midland, Texas
April 29, 2008

UNITED FUEL & ENERGY CORPORATION
405 N. Marienfeld, Suite 300
Midland, Texas 79701

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 18, 2008

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders, to be held at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701, on Wednesday, June 18, 2008 at 11:00 a.m., local time, or at such other time and place to which the annual meeting may be adjourned. Stockholders of record at the close of business on April 21, 2008 will be entitled to vote at the annual meeting on the basis of one vote for each share held.

This proxy statement and enclosed proxy are first being mailed to stockholders on or about May 12, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:	Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials for you in connection with the annual meeting, which will take place on June 18, 2008. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposal described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposal to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. A proxy card and a return envelope are also enclosed.

Q:	What proposal will be voted on at the annual meeting?

A:	There is only one proposal scheduled to be voted on at the annual meeting: the election of seven directors.

Q:	Which of my shares may I vote?

A:
All shares owned by you as of the close of business on April 21, 2008 may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Holders of both our common stock and our Series A Preferred Stock are entitled to vote at the annual meeting. Every stockholder of record of our common stock will be entitled to one vote for each share of common stock standing in his name. Every stockholder of record of our Series A Preferred Stock will be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date.

Only holders of the Series A Preferred Stock are eligible to vote for the Series A Preferred Stock director nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDER OF RECORD: If your shares are registered directly in your name with our transfer agent, Pacific Stock Transfer Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the proxy specified on the enclosed proxy card or to vote in person at the annual meeting.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, we urge you to sign and return the accompanying proxy card whether or not you plan to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your properly signed proxy card the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change or revoke my vote?

A:
You may change or revoke your vote at any time before we vote your proxy at the annual meeting.

Stockholders of Record: If you are a stockholder of record, you can change or revoke your vote by providing written notice of such change or revocation to United Fuel & Energy Corporation, Attn: Corporate Secretary, 405 N. Marienfeld, Suite 300, Midland, Texas 79701. If notice of change or revocation is not actually received prior to the meeting, a stockholder of record may nevertheless revoke a proxy by attending the annual meeting and voting in person in accordance with the rules for voting at the annual meeting.

Beneficial Owner: If you instructed your broker or nominee to vote your shares, follow your broker or nominee’s directions for changing those instructions.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum and how are votes counted?

A:
The presence, in person or by proxy, of the holders of a majority of the voting power of our capital stock is necessary to constitute a quorum at the annual meeting. At the annual meeting, holders of our common stock and holders of our Series A Preferred Stock as of the record date are entitled to vote. Every stockholder of record of our common stock will be entitled to one vote for each share of common stock issued in his name. Every stockholder of record of our Series A Preferred Stock will be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible at the record date.

Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes. Under New York Stock Exchange Rules applicable to brokers and dealers, the proposal to elect directors is considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the annual meeting. These so-called “broker non-votes,” if any, are counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the election of directors.

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of our nominees to the Board and in the discretion of the proxy holders on any other matters that properly come before the meeting).

On April 21, 2008, there were 40,095,297 shares of our common stock outstanding and 12,330 shares of our Series A Preferred Stock outstanding (which were convertible into 8,220,000 shares of our common stock as of April 21, 2008).

Q:	What vote is required to approve the proposal?

A:
With respect to the proposal to elect seven directors, the seven nominees receiving the greatest number of votes will be elected, even if the votes they receive are less than a majority of shares present and entitled to vote. Abstentions are not counted towards the tabulation of votes cast for the election of directors.

Q:	What are the Board’s voting recommendations?

A:	The Board unanimously recommends that you vote your shares “FOR” each of the nominees to the Board.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008, which we will file with the SEC.

THE BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors and our directors are elected annually. The Board is responsible for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings. The Board annually elects the executive officers who serve at the discretion of the Board.

Meetings of the Board

The Board meets on a periodic basis to review significant developments affecting us and to act on matters requiring Board approval. The Board held 16 meetings during the 2007 fiscal year. Each of the nominees for director attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served.

Shareholder Meeting Attendance

We encourage, but do not require, directors to attend the annual meetings of stockholders. Four of the five members of the Board serving at the time were in attendance at our 2007 Annual Meeting of Stockholders.

Independence of Directors

Our stock is not currently traded on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities system. Therefore we are not a “listed” issuer as such term is defined in Rule 10A-3(e)(9) under the Securities Exchange Act of 1934. As such, we are not exposed to certain requirements relating to corporate governance which would otherwise be required under exchange or quotation system rules, including requirements relating to the independence of certain Board members and the establishment of certain committees, such as those discussed below. However, we have determined that it is in our best interest to voluntarily comply with certain corporate governance practices set forth in some of these rules and regulations and implement them on a “best practices” approach.

The Board undertook its annual review of director independence in November 2007. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and our company and its subsidiaries, affiliates and investors, including those reported under “Transactions with Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The Board undertook a similar review of Richard Becktel’s independence in March 2008. The purpose of these reviews was to determine whether any such relationships or transactions were inconsistent with a determination that a director was independent.

As a result of these reviews, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, Richard Becktel, Michael S. Chadwick, E. H. (Gene) Dewhurst, and Jesse B. Tutor are independent of our company and its management under the listing standards of the Nasdaq. In addition, the Board has determined that every member of the Audit Committee and the Compensation Committee is independent. While in its review the Board noted certain business and personal relationships between certain of the members of the Board that are not required to be described under the headings “Transactions with Related Persons” of this document, it concluded that none of these business or personal relationships impaired any of the above-named Board members’ independence.

Committees of the Board

The Board has two committees: the Compensation Committee and the Audit Committee. Each committee has a written charter which guides its operations. The written charters of both committees are available on United Fuel’s internet website at www.ufeonline.com, or a copy may be obtained upon request from the Corporate Secretary of United Fuel. The table below sets forth members of each committee.

Board Committee Membership

Name	Compensation Committee		Audit Committee

Richard Becktel (1)	X
Michael S. Chadwick	X	*
E. H. (Gene) Dewhurst	X		X
Jesse B. Tutor			X	*

X = Committee member
* = Chairperson
(1) Mr. Becktel was added as a member of the Compensation Committee on April 16, 2008.

The Compensation Committee

The Compensation Committee administers our equity incentive plan, determines compensation arrangements for our Chairman of the Board and our Chief Executive Officer, and makes recommendations to the Board concerning the compensation of our other executive officers and directors. The Compensation Committee met seven times during 2007. All members of the Compensation Committee are independent as defined by the listing standards of the Nasdaq.

The Compensation Committee has the ability, under its charter, to select and retain, at our expense, one or more compensation consultants or other advisors necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its consultants or advisors.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•
assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and our company;

•
review and approve corporate goals and objectives relevant to the compensation of our executive officers and to evaluate the performance of each executive officer in light of those goals and objectives, and to determine compensation levels of our executive officers based on this evaluation; and

•	make recommendations to the Board with respect to non-executive officer compensation, incentive-compensation plans and equity-based plans.

The Audit Committee

The Audit Committee is responsible for reviewing our accounting practices. Jesse B. Tutor has been designated by our Board as the Audit Committee financial expert (as defined in the applicable regulations of the SEC). See the Audit Committee Report later in this document, which details the duties and performance of the Committee. The Audit Committee met six times in 2007. All members of the Audit Committee are independent as defined by the listing standards of the Nasdaq. The composition and responsibilities of the Audit Committee and the attributes of its members are intended to be in accordance with applicable requirements for corporate audit committees.

Director Nominating Procedures

Presently, the Board makes and approves all nominations for membership to the Board of Directors. The Board has adopted a set of Corporate Governance Guidelines, addressing, among other things, qualifications for candidates nominated for election or re-election to the Board of Directs. The full text of the guidelines can be found on United Fuel’s internet website at www.ufeonline.com. A copy may also be obtained upon request from the Corporate Secretary of United Fuel. The qualification listed in the Corporate Governance Guidelines for director candidates are: (i) high personal and professional ethics, integrity, practical wisdom and mature judgment; (ii) broad training and experience at the policy-making level in business, government, education or technology; (iii) expertise that is useful to United Fuel and complementary to the background and experience of other Board members; (iv) willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership; (v) commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and (vi) willingness to represent the best interests of all stockholders and objectively appraise management performance. In addition to applying these criteria, the Board will also consider whether a candidate qualifies as a “financial expert,” as defined in Item 401(h) of Regulation S-K of the Exchange Act, for potential service on the Audit Committee, and whether a candidate meets the independence requirements for the Board or for service on the Audit Committee, as such terms are defined under the listing standards of the Nasdaq and the federal securities laws. Applying these criteria, the Board considers specific candidates for Board membership, including candidates whose names are submitted to us by one of our stockholders.

Once the Committee has identified a prospective nominee—whether the prospective nominee is recommended by a stockholder or otherwise—it makes an initial determination whether to conduct a full evaluation, taking into account the information provided to the Board with the recommendation of the candidate as well as the Board’s own knowledge, supplemented as appropriate by inquiries of third parties. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Board has established. If the Board determines that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience. The Board then evaluates the prospective nominee against the specific criteria that it has established for the position. If the Board decides, on the basis of its preliminary review, to proceed with further consideration, members of the Board interview the nominee. After completing this evaluation and interview, the Board makes a final determination on whether to nominate or appoint the nominee.

Stockholders who wish to recommend a director nominee should make the request in writing and send the recommendation, along with background information, such as a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected, to: The Board of Directors, c/o Corporate Secretary, United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under the heading “Stockholder Proposals” below.

Stockholder and Other Interested Party Communications with the Board

Stockholders and other interested parties may send correspondence to the Board as a group, or to an individual director, at the following address:

Board of Directors
Attn: Corporate Secretary
United Fuel & Energy Corporation
405 N. Marienfeld, Suite 300
Midland, Texas 79701

Stockholders or other interested parties should clearly specify the name of the individual director or group of directors to whom their communication is addressed. Stockholder or other interested party communications sent by mail will be promptly forwarded by our Corporate Secretary to the specified director addressee or to the Board Chair if such communication is addressed to the full Board. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 annual meeting of stockholders should follow the procedures specified under the heading “Stockholder Proposals” below.

The Board of Directors currently does not have a formal policy with regard to director attendance at our annual stockholder meetings. However, the annual meeting of the Board of Directors is typically scheduled on the same date as the annual meeting of stockholders in order to accommodate director attendance at both meetings.

PROPOSAL I - ELECTION OF DIRECTORS

At the annual meeting, seven directors will be elected as members of the Board, to hold office until our next annual stockholder meeting or until their successors are duly elected and qualified. One of the directors will be elected by the holders of our Series A Preferred Stock, as described below. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies that are not revoked will be voted for a substitute nominee designated by the Board or the Series A Preferred Stock holders, as applicable.

All of the nominees for election as directors at the annual meeting currently serve as directors of the Company and are standing for re-election.

The nominees for director are Frank P. Greinke, Thomas E. Kelly, Charles McArthur, Richard Becktel, Michael S. Chadwick, E. H. (Gene) Dewhurst and Jesse B. Tutor.

Pursuant to our Certificate of Designation for the Series A Preferred Stock, the holders of the Series A Preferred Stock, voting together as a single class, shall have the right to elect one member of our Board of Directors. In addition, the holders of our Series A Preferred Stock have entered into a voting agreement, pursuant to which the holders have agreed to vote their shares in favor of the director nominated by SMH Capital Inc. The SMH Capital nominee is Michael S. Chadwick. Only holders of the Series A Preferred Stock are eligible to vote for the Series A Preferred Stock nominee.

Frank P. Greinke, 53, has been a member of our Board of Directors since October 5, 2007 and serves as our Chairman of the Board. The appointment of Mr. Greinke to our Board and his election as Chairman was a condition to the completion of our acquisition of Cardlock Fuels System, Inc. Mr. Greinke is currently, and has been for at least the past five years, the indirect sole owner and chief executive officer of Southern Counties Oil Co., a petroleum distributor. He served as a member of the board of directors of Pacific Ethanol, Inc. until October 17, 2006. Mr. Greinke is a director of the Society of Independent Gasoline Marketers of America, a former Chairman of the Southern California Chapter of the Young Presidents Organization, and serves on the board of directors of The Bank of Hemet and on the advisory board of Solis Capital Partners, Inc. He is a member of the Dean’s Advisory Board of the College of Business and Economics at California State University, Fullerton, and Chapman University’s President’s Cabinet. He was appointed to the position of Honorary Consul of the Republic of Georgia.

Thomas E. Kelly, 53, is a member of our Board and serves as the Vice-Chairman of the Board. Mr. Kelly assists in the evaluation of acquisitions and other business development initiatives, thereby utilizing his background in the oil and gas industry and finance. Mr. Kelly graduated from Baylor University with a BA degree, and has been involved in the oil and gas industry for over 20 years as an investor, principal and company officer. He is one of two founders of United Fuel – Texas and was the Chief Executive Officer of United Fuel – Texas from 1998 through May, 2004. Since that date, Mr. Kelly has primarily devoted his business time other than that devoted to United Fuel to the organization and development of other start-up companies in the oil and gas industry.

Charles McArthur, 52, is our President, Chief Executive Offer and member of our Board. Mr. McArthur has over 28 years of experience managing high growth firms and has worked with both start-ups as well as enterprise organizations. For approximately 18 months prior to his employment with us, he was working with United Fuel & Energy as a consultant. In the start up arena, he founded Trillium Industries in 1994 and sold it in 1997. In 1999, Mr. McArthur served as President and Chief Operating Officer of the ViewSonic Corporation, a large global provider of computer display products. During his career, Mr. McArthur has held senior management positions at Atari, Solectron, Memorex, Capetronic, Mag Innovision and at Nokia (as a contractor). His experience includes general management, operations, sales and marketing as well as roles in corporate development and mergers and acquisitions. Mr. McArthur has a BS degree in Business Administration from California State University, Hayward.

Richard Becktel, 54, has been a member of our Board of Directors since January 22, 2008. Mr. Becktel has been involved in the fuel and lubricant distribution business for over 30 years. From 1998 until present, Mr. Becktel has served as President and CEO of Southern Counties Lubricants, LLC in Orange, California, a privately held marketer and distributor of lubricant products in southern California. Mr. Becktel graduated from Cal State Fullerton in Accounting/Finance.

Michael S. Chadwick, 56, has been a member of our Board of Directors since June 14, 2006, and serves as the Chairman of our Compensation Committee. Mr. Chadwick is the director nominee of our Series A Preferred Stockholders. Mr. Chadwick is a Managing Director at SMH Capital Inc. and a senior member of the firm’s Investment Banking Group in Houston functioning as a generalist. Mr. Chadwick has been active in the commercial and investment banking fields since 1975 arranging private placements and underwriting public offerings of debt and equity, advising on mergers and acquisitions, recapitalizations and management buy-outs, project financings, leveraged and single investor lease financings, performing valuations and fairness opinions and providing expert testimony. Mr. Chadwick holds a MBA in Finance from Southern Methodist University, a BA in Economics from the University of Texas at Austin and also attended the Wharton School of Finance at the University of Pennsylvania. Mr. Chadwick currently serves on the boards of directors of Landry’s Restaurants, Inc. (NYSE: LNY), and Home Solutions of America, Inc. (Pink Sheets: HSOA).

E.H. (Gene) Dewhurst, 61, has been a member of our Board of Directors since August 14, 2006. Mr. Dewhurst is a Managing General Partner of a partnership that is a limited partner in Falcon Seaboard Investment Company, L.P. On April 25, 2006, Falcon Seaboard Investment Company, L.P. purchased 3,000 shares of our Series A Preferred Stock at $1,000 per share in a private offering. At the time of the purchase of Series A Preferred Stock by Falcon Seaboard Investment Company, L.P. we discussed the possibility of adding Mr. Dewhurst or another Falcon representative to our Board at some time in the future. At the time of the investment, Thomas E. Kelly, our Chairman, and Charles McArthur, our Chief Executive Officer entered into a Voting Agreement with Falcon Seaboard Investment Company, L.P., pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard Investment Company, L.P. to our board of directors and against (or to otherwise withhold votes from) any nominees for election to our board of directors to whom Falcon Seaboard Investment Company, L.P. has notified them that it reasonably objects.

Jesse B. Tutor, 60, has been a member of our Board of Directors since September 7, 2006, and serves as the Chairman of our Audit Committee. Mr. Tutor recently retired from Accenture after 34 years of service, during which he was a partner for 23 years. Accenture is a $16 billion publicly held consulting firm that evolved from the consulting practice of Arthur Andersen and Andersen Consulting. During his tenure at Accenture, Mr. Tutor served as a Managing Partner of various regional, national and global operations, and was a member of the Executive Committee (of both Accenture and Andersen Worldwide), Operations Committee and Global Management Committee. Mr. Tutor also served as Senior Accenture client partner for Tenneco, Occidental Petroleum, Pennzoil, Brown & Root, HL&P, Transco, Texas Eastern and Valero. Mr. Tutor graduated from the University of Mississippi with his BBA in accounting and was a gold medal winner in the state of Mississippi for the CPA exam. Mr. Tutor is a member of the Board of Directors for the Houston Grand Opera and Houston Symphony. He also serves as the President of the Houston Symphony Society.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information concerning the beneficial ownership of our common stock for each member of our Board of Directors, each of our named executive officers not listed as a director, the directors and executive officers as a group and each person known to us to own beneficially more than 5% of our outstanding common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 40,095,297 shares of our common stock outstanding at April 21, 2008.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o United Fuel & Energy Corporation, 405 N. Marienfeld, 3rd Floor, Midland, Texas 79701.

Name	Number of Shares(1)		Percentage

Directors and Executive Officers:
Frank P. Greinke	25,091,976	(2)	62.6%
Thomas E. Kelly	4,238,500	(3)	10.6%
Charles McArthur	26,207,709	(4)	64.6%
Richard Becktel	-		*
Michael S. Chadwick	86,667	(5)	*
E. H. (Gene) Dewhurst	7,767,423	(6)	18.2%
Jesse B. Tutor	75,342		*
Joseph Juliano	-		*
Lyndon James	-		*
Dexter B. Woodworth	115,000	(7)	*

Other 5% Holders:
Falcon Seaboard Investment Company, L.P.	7,725,765	(8)	18.1%
Peninsula Master Fund Ltd.	2,054,345	(9)	5.0%

All executive officers and directors as a group (10 persons)	33,136,408	(10)	77.6%

* - Indicates less than 1% beneficially owned.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each stockholder has sole or shared voting power or investment power and also any shares, which the stockholder has the right to acquire within 60 days.

(2)
Includes 24,641,276 shares held by the Greinke Business Living Trust Dated April 20, 1999 of which Mr. Greinke is the trustee, 450,000 shares held by United Fuel Investments, L.P., of which Southern Counties Oil Co., L.P. is the general partner. Mr. Greinke is the sole owner of Southern Counties Oil Co., Inc., which in turn is the general partner of Southern Counties Oil Co., L.P. Mr. Greinke disclaims beneficial ownership of the 450,00 shares held by United Fuel Investments, L.P. except to the extent of his pecuniary interest therein. Mr. Greinke and the Greinke Business Living Trust Dated April 20, 1999 have entered into a Stockholder Agreement pursuant to which Mr. Greinke and such Trust agreed during the period ending October 5, 2008, to vote all of the shares over which they have voting control against any action to remove any member of United Fuel’s board of directors, for any action to reelect the existing members of United Fuel’s board of directors, and otherwise in accordance with the written recommendations of Mr. McArthur.

(3)
Excludes 100,000 shares owned by Mr. Kelly’s wife, as to which Mr. Kelly disclaims beneficial ownership. Excludes 300,000 shares owned by Mr. Kelly’s three dependent children, as to which Mr. Kelly disclaims beneficial ownership. Mr. Kelly entered into a Stockholder Agreement pursuant to which Mr. Kelly agreed during the period ending October 5, 2008, to vote all of the shares over which he has voting control in such a manner as to ensure that Mr. Greinke is elected a member of United Fuel’s board of directors.

(4)
Includes the right to acquire beneficial ownership of 500,000 shares of common stock through the exercise of stock options held by Mr. McArthur. Includes 25,091,976 shares of common stock beneficially owned by Frank P. Greinke, as Mr. Greinke and the Greinke Business Living Trust Dated April 20, 1999 have entered into a Stockholder Agreement pursuant to which Mr. Greinke and such Trust agreed during the period ending October 5, 2008, to vote all of the shares over which they have voting control against any action to remove any member of United Fuel’s board of directors, for any action to reelect the existing members of United Fuel’s board of directors, and otherwise in accordance with the written recommendations of Mr. McArthur. Mr. McArthur disclaims beneficial ownership of the 25,091,976 shares beneficially owned by Mr. Greinke. Mr. McArthur also entered into a Stockholder Agreement pursuant to which Mr. McArthur agreed during the period ending October 5, 2008, to vote all of the shares over which he has voting control in such a manner as to ensure that Mr. Greinke is elected a member of United Fuel’s board of directors.

(5)	Includes the right to acquire beneficial ownership of 16,667 shares of common stock through the conversion of 25 shares of Series A Preferred Stock held by Mr. Chadwick.

(6)
Consists of 36,658 shares for which Mr. Dewhurst has sole voting and dispositive power, 5,000 shares held by a family limited partnership of which Mr. Dewhurst shares control of the sole general partner, and 2,371,532 shares (including the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of Series A Preferred Stock holdings) for which Mr. Dewhurst has shared voting and dispositive power. The 2,371,532 shares (including the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of Series A Preferred Stock holdings) of common stock for which Mr. Dewhurst has shared voting and dispositive power are held of record by Falcon Seaboard Investment Company, L.P. Mr. Dewhurst is a co-trustee of a trust that serves as the managing member of a limited liability company that serves as the general partner of Falcon Seaboard Investment Company, L.P. Also includes 4,238,500 shares of common stock beneficially held by Thomas E. Kelly and 1,115,733 shares of common stock beneficially held by Charles McArthur (including the right to acquire beneficial ownership of 500,000 shares of common stock through Mr. McArthur’s exercise of an option granted under our equity incentive plan), as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard Investment Company, L.P., pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard Investment Company, L.P. to our board of directors and against (or to otherwise withhold votes from) any nominees for election to our board of directors to whom Falcon Seaboard Investment Company, L.P. has notified them that it reasonably objects. Falcon Seaboard entered into a Stockholder Agreement pursuant to which it agreed during the period ending October 5, 2008, to vote all of the shares over which it has voting control in such a manner as to ensure that Mr. Greinke is elected a member of United Fuel’s board of directors.

(7)	Includes the right to acquire beneficial ownership of 66,667 shares of common stock through the exercise of stock options held by Mr. Woodworth.

(8)
Includes the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of 3,000 shares of Series A Preferred Stock held by Falcon Seaboard Investment Company, L.P. Also includes 4,238,500 shares of common stock beneficially held by Thomas E. Kelly and 1,115,733 shares of common stock beneficially held by Charles McArthur (including the right to acquire beneficial ownership of 500,000 shares of common stock through Mr. McArthur’s exercise of an option granted under our equity incentive plan), as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard Investment Company, L.P., pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard Investment Company, L.P. to our board of directors and against (or to otherwise withhold votes from) any nominees for election to our board of directors to whom Falcon Seaboard Investment Company, L.P. has notified them that it reasonably objects. The address for Falcon Seaboard is 109 North Post Oak Lane, Suite 540, Houston, TX 77024 (as set forth in subscription documents). Falcon Seaboard entered into a Stockholder Agreement pursuant to which it agreed during the period ending October 5, 2008, to vote all of the shares over which it has voting control in such a manner as to ensure that Mr. Greinke is elected a member of United Fuel’s board of directors.

(9)
Includes the right to acquire beneficial ownership of 1,333,333 shares of common stock through the conversion of 2,000 shares of Series A Preferred Stock held by Peninsula Master Fund Ltd. The address for Peninsula Master Fund Ltd. is 235 Pine Street, Suite 1818, San Francisco, CA 94105.

(10)
Includes 566,667 shares of common stock that may be acquired through the exercise of options granted under our equity incentive plan, and 2,016,667 shares of common stock that may be acquired through the conversion of Series A Preferred Stock.

EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement are identified below.

Name	Age	Positions with the Company
Frank P. Greinke	53	Chairman of the Board
Charles McArthur	52	Chief Executive Officer and President
Joseph Juliano	31	Executive Vice President and Chief Operating Officer
Lyndon James	59	Interim Chief Financial Officer, Vice-President and Secretary
Dexter B. Woodworth	55	Vice-President - Information Technology

Frank P. Greinke is our Chairman of the Board. See “PROPOSAL I - ELECTION OF DIRECTORS” for a full biography of Mr. Greinke.

Charles McArthur is our President, Chief Executive Officer and member of our Board. See “PROPOSAL I - ELECTION OF DIRECTORS” for a full biography of Mr. McArthur.

Joseph Juliano was appointed as our Executive Vice President and Chief Operating Officer effective March 30, 2008. From 2005 until joining the Company, Mr. Juliano served as president of PNEC Corporation, which is a leading distributor of heating oil, gas, diesel, lubricants and alternative fuels in the Pacific Northwest. PNEC Corporation has a staff of over 60 employees and annual revenues of approximately $100 million.  From 2004 until 2005, Mr. Juliano served as vice president of PNEC. From 2002 to 2004 when he joined PNEC, he served as a Territory Sales Manager for Southern Counties Lubricants, LLC, a leading distributor of lubricants in California. Mr. Juliano received a Bachelor of Arts in Economics from Princeton University. Mr. Juliano is the son-in-law of our Chairman of the Board, Frank P. Greinke.

Lyndon James was appointed as our Interim Chief Financial Officer, Vice-President and Secretary on January 22, 2008. Mr. James has been a partner with Tatum LLC, an executive services and consulting firm, since 2005. During his tenure with Tatum and prior to becoming Interim Chief Financial Officer of the Company, Mr. James was Interim Chief Financial Officer of Continental Alloys and Services in Spring, Texas, a world-wide manufacturer and distributor of oilfield tubular products and completion equipment. Mr. James also served as Chief Executive Officer of Sola Communications in Scott, Louisiana, a satellite communications provider to the onshore and offshore oil and gas industry. Mr. James led Sola through Chapter 11 reorganization and oversaw the sale of Sola Communications to Bayside Capital of Miami, Florida. Prior to joining Tatum in 2005, Mr. James was Chief Financial Officer of Insurance Team One Services, Inc. in Irving, Texas. Mr. James was instrumental in the start-up of this insurance brokerage company and was responsible for the development of numerous insurance agencies in community banks across the state of Texas.

Dexter B. Woodworth was appointed as our Vice-President of Information Technology effective August 16, 2006. Mr. Woodworth has been an independent consultant since 1984. In his professional practice, Mr. Woodworth has focused on competitiveness in manufacturing through the application of modern methods and technologies. Mr. Woodworth’s experience encompasses more than 35 years in manufacturing, engineering, quality control, customer service, and information systems and has included work in high volume manufacturing, batch processing, semiconductor, automotive, disc drives, electronics and capital equipment companies. In addition to his consulting practice, Mr. Woodworth has held the positions of Vice-President of Quality Control, Vice-President Information Technology and Vice-President Customer Service for two high technology companies. Mr. Woodworth holds a BS in Business from General Motors Institute where he graduated with distinction and also holds a MS in Systems Management from the University of Southern California.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Executive Compensation Discussion and Analysis outlines our executive compensation philosophy, objectives and processes. It explains how our Compensation Committee made executive compensation decisions. It also explains the reasoning behind the decisions that were made. Following this analysis are several tables and narrative discussions outlining the compensation of our named executive officers.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide compensation at a level that will permit us to retain our existing executives and to attract new executives with the skills and attributes we need. The compensation program is intended to provide appropriate incentives toward achieving our goals, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit us and our stockholders and to align the interests of our executives with those of our stockholders. For 2008 and future periods, the Compensation Committee is working to implement a performance-based compensation policy that will result in a significant portion of an executive officer’s total compensation being contingent on the achievement of certain performance goals established by the Compensation Committee. Such performance goals may include, among other things, the achievement of certain amounts of growth in sales volumes, revenues, gross profit, EBITDA, net income and earnings per share and the achievement of certain levels of net working capital, borrowing capacity and accounts receivable.

The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers. An evaluation of the Chief Executive Officer’s performance in light of these objectives is made by the Compensation Committee. Any decisions regarding the Chief Executive Officer’s compensation will be made solely by the Compensation Committee. For the other named executive officers, the Compensation Committee considers the other named executive officers’ performance evaluations made by the Chief Executive Officer and the recommendations of the Chief Executive Officer as to compensation of the named executive officers other than himself. The Compensation Committee makes recommendations to the full Board of Directors for compensation-related decisions affecting the pay of the other named executive officers.

Overall Objectives

In creating and administering our compensation program, we seek to reward an executive for superior performance and behavior that complements our goals.

The overall compensation program strives to achieve a balance between cash and noncash compensation. The program also strives to achieve a balance between rewarding the achievement of short-term goals and, through the use of long-term awards, providing an employee retention element to the compensation program. Each element of our compensation program is described below, with an explanation of the factors considered in making awards of each element.

We do not target a specified percentage of total compensation for base pay, short-term or long-term incentives. We strive to position each element of compensation at a competitive market level, resulting in a total compensation program positioned at that level.

Committee Processes; Role of Executive Officers in Compensation Decisions

Our Compensation Committee conducts an annual compensation review in making compensation decisions and recommendations for the compensation of our executive officers. The Compensation Committee approves cash bonuses for the prior year and salary adjustments and cash bonus objectives for the current year as the Compensation Committee considers appropriate.

The Compensation Committee reviews and evaluates the Chief Executive Officer’s performance and compensation and makes all compensation decisions for the Chief Executive Officer.

Our Chief Executive Officer is responsible for conducting an annual performance evaluation of each executive officer, including the other named executive officers. The evaluations take into account the performance of the business unit or function for which the executive officer is responsible. These evaluations, along with the Chief Executive Officer’s recommendations for compensation, will be given to the Compensation Committee, which is responsible for recommending all elements of compensation for the named executive officers for consideration and approval by our full Board of Directors.

Our Chief Executive Officer makes recommendations to the Compensation Committee for awards under our 2005 Equity Incentive Plan for the executive officers who report to him. Awards are effective on the date of the meeting at which they were approved.

Components of Compensation

We provide four compensation components:

•	base salary;
•	annual cash bonuses;
•	long-term equity incentives; and
•	benefits.

These components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual cash bonuses and long-term equity incentives. By providing this balanced compensation portfolio, we provide our executive officers with a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on achieving goals that will produce a high level of performance for our company.

Base Salaries

The base salary element of our compensation program is designed to be competitive in the market for compensation paid to similarly-situated executives who are competent and skilled. Salaries of the named executive officers are reviewed on an annual basis, as well as at the time of a promotion or change in responsibilities.

To further our goal of aligning the executives’ interests to those of our stockholders, we reward superior performance through our bonus program and long-term incentive awards.

The salaries paid to our named executive officers for 2007 are set forth in the Summary Compensation Table in the “Salary” column.

Annual Cash Bonuses

The annual cash bonuses we pay to our executive officers are designed to motivate our executives, including the named executive officers, and reward them with cash payments for achieving positive short term business results.

In considering our financial performance during 2007, our Chief Executive Officer recommended and the Compensation Committee agreed that no bonuses would be paid to any of our executive officers for 2007.

Long-Term Equity Incentives

Long-term equity incentive compensation for 2007 was provided under our 2005 Equity Incentive Plan. This element of our compensation program is designed to align the interests of executives with our performance over time, as reflected by changes in our stock price. Currently, we use two forms of long-term equity incentive compensation: stock options and restricted stock awards. We believe that stock ownership by our executive officers is the clearest, most direct way to align their interests with those of our stockholders.

The Compensation Committee makes awards under our 2005 Equity Incentive Plan both to reward short-term performance with equity-based compensation and to motivate the recipient’s long-term performance. Awards of restricted stock made under the plan focus the recipient on our longer term performance and the impact that performance should have on our stock performance. Awards made under the plan may not be sold, transferred or encumbered by the employee until they have vested. Awards are expensed over their vesting period.

We have not and will not back date stock options, and the option price for all our options is equal to or greater than the closing stock price on the date of the grant.

Benefits

Our executives are provided usual and customary employee benefits generally available to all our employees. These include 401(k) company matching contributions, life insurance, accidental death and dismemberment insurance and medical/dental insurance. All of our named executive officers are paid a car allowance.

Tax and Accounting Considerations

In administering the compensation program for executive officers, we consider the applicability of Section 162(m) of the Internal Revenue Code and the effect of accounting and tax consequences of our various compensation vehicles. Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to employees in excess of $1 million, unless the compensation qualifies as performance-based compensation within the meaning of the IRS rules. When appropriate, we may modify the type of incentive compensation we pay to our named executive officers due to accounting rule changes and pronouncements. While we consider the tax and accounting implications to our Company in allocating awards among various compensation vehicles, we do not consider the personal tax status of the named executive officers when making awards.

Summary Compensation

The Summary Compensation table shows certain compensation information for the years ended December 31, 2007 and 2006 for the Principal Executive Officer and the next most highly compensated executive officer serving as of December 31, 2007 and two additional individuals who served as the next most highly compensated executive officers during the year ended December 31, 2007 (hereinafter referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	Non – Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Charles McArthur –	2007	324,038	-		103,100	(1)	168,078	-	-	52,192	(2)	647,408
Chief Executive Officer and President (PEO)*	2006	300,000	118,692	(3)	-	(4)	80,583	-	-	17,100	(5)	516,375

Bobby W. Page –	2007	194,643	-		30,000	(6)	163,110	-	-	86,059	(7)	473,812
Vice President, Chief Financial Officer and Secretary (9)	2006	175,000	50,000		-		98,000	-	-	19,480	(8)	342,480

Thomas E. Kelly –	2007	219,840	-		43,100	(10)	-	-	-	43,774	(11)	306,714
Chairman of the Board (13)	2006	219,840	-		-	(4)	-	-	-	22,337	(12)	242,177

Dexter B. Woodworth –	2007	162,308	-		9,000	(14)	21,287	-	-	18,348	(15)	210,943
Vice President of Information Technology (17)	2006	56,250	30,000		-		7,096	-	-	6,390	(16)	99,736

*	“PEO” refers to principal executive officer.

(1)
Compensation expense of $28,000 was recorded for the year ended December 31, 2007 in connection with the grant of 20,000 shares of restricted stock on December 7, 2006 in connection Mr. McArthur’s service as a director. Compensation expense of $15,100 was also recorded for the year ended December 31, 2007 in connection with the grant of 20,000 shares of restricted stock on October 19, 2007 in connection with Mr. McArthur’s service as a director. Compensation expense of $60,000 was recorded for the year ended December 31, 2007 in connection with the grant of 100,000 shares of restricted stock on January 10, 2007 as a long term incentive grant.

(2)
Includes $12,000 paid to Mr. McArthur as a vehicle allowance, $18,442 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan, and $21,750 paid to Mr. McArthur as compensation for his services as a director of United Fuel.

(3)	Includes $18,692 paid to Mr. McArthur in 2006 as the remaining payment of a $50,000 signing bonus pursuant to the terms of his employment agreement.

(4)
No compensation expense was recorded for the year ended December 31, 2006 in connection with the grant of 20,000 shares of restricted stock to the executive on December 7, 2006 in connection with his service as a director.

(5)
Includes $3,000 paid to Mr. McArthur as a vehicle allowance, $5,600 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan, and $8,500 paid to Mr. McArthur as compensation for his services as a director of United Fuel.

(6)	Compensation expense of $30,000 was recorded for the year ended December 31, 2007 in connection with the grant of 50,000 shares of restricted stock on January 10, 2007 as a long term incentive grant.

(7)
Includes $11,928 paid to Mr. Page as a vehicle allowance, $13,220 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan, $10,911 paid to Mr. Page as a vacation payout upon the termination of Mr. Page’s employment on December 14, 2007 and $50,000 paid to Mr. Page in exchange for his agreement to cancel his outstanding stock options in connection with the termination of his employment.

(8)	Includes $12,000 paid to Mr. Page as a vehicle allowance, and $7,480 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan.

(9)	Mr. Page resigned as United Fuel’s Chief Financial Officer, Vice President and Secretary and his employment with United Fuel was terminated effective December 14, 2007.

(10)
Compensation expense of $28,000 was recorded for the year ended December 31, 2007 in connection with the grant of 20,000 shares of restricted stock on December 7, 2006 in connection Mr. Kelly’s service as a director. Compensation expense of $15,100 was also recorded for the year ended December 31, 2007 in connection with the grant of 20,000 shares of restricted stock on October 19, 2007 in connection with Mr. Kelly’s service as a director.

(11)
Includes $12,000 paid to Mr. Kelly as a vehicle allowance, $14,274 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan, and $17,500 paid to Mr. Kelly as compensation for his services as a director of United Fuel.

(12)
Includes $9,000 paid to Mr. Kelly as a vehicle allowance, $4,837 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan, and $8,500 paid to Mr. Kelly as compensation for his services as a director of United Fuel.

(13)	Mr. Kelly served as Chairman of the Board until October 5, 2007 at which time he became our Vice Chairman, which is a non-executive position.

(14)	Compensation expense of $9,000 was recorded for the year ended December 31, 2007 in connection with the grant of 15,000 shares of restricted stock on January 10, 2007 as a long term incentive grant.

(15)	Includes $12,000 paid to Mr. Woodworth as a vehicle allowance, and $6,348 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan.

(16)	Includes $4,500 paid to Mr. Woodworth as a vehicle allowance, and $1,890 paid as United Fuel’s matching contributions to United Fuel’s 401(K) Plan.

(17)	Mr. Woodworth was hired as our Vice President of Information Technology on August 16, 2006.

Employment Agreements with the Executive Officers

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements.

McArthur Agreement

We have an employment agreement with Mr. McArthur dated as of September 2, 2005. Pursuant to the agreement, Mr. McArthur is to serve as President and Chief Executive Officer for an initial two year term. At the end of the initial term, the agreement automatically renews for successive one-year periods unless either party gives six months notice of termination. No notice of termination of Mr. McArthur’s employment agreement has been given and therefore the agreement will renew for an additional one year period in September 2007. Mr. McArthur’s annual base salary is $300,000 per annum. Mr. McArthur is also eligible to receive the same pension and employee benefits that are generally available to our other employees. In addition to such benefits, Mr. McArthur receives a car allowance of $1,000 per month for expenses incurred in operating a vehicle for business travel and other purposes related to his duties. Mr. McArthur also receives reimbursement for reasonable and necessary travel, entertainment, promotional, and other business expenses. Mr. McArthur is eligible to receive up to 100% of his base salary upon achievement of certain business management objectives set forth in his employment agreement. Our employment agreement with Mr. McArthur also provides for severance and change-in-control payments as more fully described under the heading “Potential Post-Employment Payments” on page 17 of this document. The employment agreement also restricts Mr. McArthur’s business activities that compete with our business for a period of two years following the termination of his employment for any reason.

Juliano Agreement

We entered into an employment agreement with Mr. Juliano on March 30, 2008 with a term of one year. Under the employment agreement, Mr. Juliano will earn a base salary of $225,000 per year. Mr. Juliano will be eligible for an annual bonus for meeting performance criteria established by the Compensation Committee. Additionally, on March 30, 2008, Mr. Juliano was granted an option to purchase 300,000 shares of our common stock with an exercise price of $1.22 per share vesting in equal quarterly installments over a three year period. Our employment agreement with Mr. Juliano also provides for severance payments as more fully described under the heading “Potential Post-Employment Payments” on page 17 of this document. The employment agreement also restricts Mr. Juliano’s business activities within certain specified geographic areas that compete with our business for a period of one year following the termination of his employment for any reason.

James Agreement

Mr. James has been a partner with Tatum LLC, an executive services and consulting firm, since 2005. Tatum LLC has made Mr. James available to United Fuel under the terms of an Executive Services Agreement, pursuant to which Tatum LLC receives a fee of $12,000 per month as compensation for resources provided. In addition, United Fuel has entered into an employment agreement with Mr. James pursuant to which United Fuel pays Mr. James a salary of $28,000 per month. Mr. James is also be eligible to participate in United Fuel’s 401(k) plan. Mr. James’ employment can be terminated upon 30 days prior written notice by either United Fuel or Mr. James.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards at fiscal year end of the named executive officers for the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles McArthur	59,172	(1)	-		-	1.69	9/19/2015	-	-	-	-
	440,828	(2)	-		-	1.47	9/19/2015	-	-	-	-
	-		-		-	-	-	110,000	231,000	-	-

Bobby Page	200,000	(3)	-		-	1.50	2/7/2015	-	-	-	-

Thomas E. Kelly	-		-		-	-	-	10,000	21,000	-	-

Dexter B. Woodworth	66,667	(4)	133,333	(5)	-	1.60	8/16/2016	15,000	31,500	-	-

(1)	This stock option vested and became exercisable as to 14,793 shares on each of September 19, 2005 and 2006 and 29,586 shares on September 19, 2007.

(2)	This stock option vested and became exercisable as to 110,207 shares on each of September 19, 2005 and 2006 and 220,414 shares on September 19, 2007.

(3)
This stock option vested and became exercisable as to 100,000 shares on each of February 7, 2006 and 2007. This stock option was canceled in February 2008 in connection with an agreement between Mr. Page and United Fuel relating to the termination of Mr. Page’s employment.

(4)	This stock option vested and became exercisable on August 16, 2007.

(5)	This stock option vests and becomes exercisable as to 66,667 shares on August 16, 2008, and as to 66,666 shares on August 16, 2009.

Potential Post-Employment Payments

Charles McArthur

Our employment agreement with Mr. McArthur provides for severance payments in the event that we terminate Mr. McArthur’s employment without “Cause.” “Cause” is defined as Mr. McArthur’s: (i) continued failure to substantially perform his duties and responsibilities; (ii) engaging in willful, reckless or grossly negligent misconduct that is materially injurious to United Fuel; (iii) commission of a felony or a crime involving moral turpitude; (iv) breach of the employment agreement and failure to cure such breach within 30 days from the date he is notified of such breach; or (v) commission of fraud, misappropriation or personal dishonesty.

Our employment agreement with Mr. McArthur provides for severance payments in the event that we terminate Mr. McArthur’s employment without “Cause” or if Mr. McArthur terminates his employment for “Good Reason.” The term “Good Reason” includes (i) a material adverse change in, or a substantial elimination of, Mr. McArthur’s duties and responsibilities; (ii) a material breach by United Fuel of its obligations under the employment agreement; (iii) the relocation of our principal executive offices at which Mr. McArthur is employed to a location more than 50 miles from Midland, Texas; or (iv) a reduction in Mr. McArthur’s base salary.

If Mr. McArthur is terminated by us without “Cause” or if he terminates his employment with us for “Good Reason,” then he will receive monthly cash payments equal to the base salary that otherwise would have been paid for the remainder of the term of his employment agreement, continuation of life and health insurance benefits for the remainder of the term of his employment agreement and immediate vesting on the date of termination of all restricted stock grants held by Mr. McArthur on the date of termination.

If Mr. McArthur becomes incapacitated due to a “Disability,” Mr. McArthur’s employment will automatically terminate. In the event Mr. McArthur’s employment is terminated because of a Disability, we will continue to pay him his base salary and to provide him with life and health insurance benefits for six months following the date of his Disability. In addition, all restricted stock grants held by Mr. McArthur on the date of his Disability will vest immediately. The term “Disability” means (i) Mr. McArthur is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) Mr. McArthur is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of United Fuel; (iii) Mr. McArthur is determined to be totally disabled by the Social Security Administration; or (iv) Mr. McArthur is determined to be disabled in accordance with a disability insurance program.

If Mr. McArthur’s employment is terminated by his death, then Mr. McArthur’s estate will receive immediate vesting of all restricted stock grants held by Mr. McArthur on his date of death and Mr. McArthur’s spouse and dependent children will receive a continuation of health insurance benefits for a period of one year.

Joseph Juliano

Our employment agreement with Mr. Juliano provides for severance payments in the event that we terminate Mr. Juliano’s employment without “Cause.” “Cause” is defined as Mr. Juliano’s: (i) continued failure to substantially perform his duties and responsibilities; (ii) engaging in willful, reckless or grossly negligent misconduct that is materially injurious to United Fuel; (iii) conviction of, plea of guilty or nolo contender to, being subject to the issuance of an indictment for, a felony or a crime involving moral turpitude; (iv) commission of an act of fraud, misappropriation or personal dishonesty; or (v) breach of the employment agreement and failure to cure such breach within 30 days from the date he is notified of such breach.

Our employment agreement with Mr. Juliano provides for severance payments in the event that we terminate Mr. Juliano’s employment without “Cause.” If Mr. Juliano is terminated by us without “Cause,” then he will receive the base salary that otherwise would have been paid for the remainder of the term of his employment agreement.

If Mr. Juliano becomes incapacitated due to a “Disability,” Mr. Juliano’s employment will automatically terminate. In the event Mr. Juliano’s employment is terminated because of a Disability, we will continue to pay him his base salary for six months following the date of his Disability. In addition, upon Mr. Juliano’s Disability, the stock option granted to Mr. Juliano upon commencement of his employment will vest immediately and remain exercisable for a period of six months following the date of his Disability. The term “Disability” means (i) Mr. Juliano is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) Mr. Juliano is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of United Fuel; (iii) Mr. Juliano is determined to be totally disabled by the Social Security Administration; or (iv) Mr. Juliano is determined to be disabled in accordance with a disability insurance program.

If Mr. Juliano’s employment is terminated by his death, then Mr. Juliano’s estate will receive immediate vesting of the stock option granted to Mr. Juliano upon commencement of his employment.

Post-Employment Payment to Bobby Page

In connection with Bobby Page’s resignation as our Chief Financial Officer, we paid Mr. Page $50,000 in exchange for his agreement to cancel all of his outstanding and vested stock options which otherwise would have remained exercisable for a period of three months following the date of his resignation.

Director Compensation

The following table sets forth certain information concerning director compensation granted to the directors for the year ended December 31, 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank P. Greinke	$4,000	$24,000	-	-	-	-	$28,000
Michael S. Chadwick	27,000	30,200	-	-	-	-	57,200
E. H. (Gene) Dewhurst	25,000	30,200	-	-	-	-	55,200
Jesse B. Tutor	26,000	30,200	-	-	-	-	56,200

Each member of the board of directors receives a quarterly cash retainer payment equal to $2,500 for each fiscal quarter during which such member serves as director. Each member of the board of directors who serves as the chairman of a committee of the board receives a cash retainer payment equal to $1,250 for each fiscal quarter during which he serves in such capacity. Each member of the board of directors who attends, in person, by teleconference or any other permissible method, any meeting of the board or any meeting of a committee of the board upon which such member serves, receives, in consideration of such attendance, a cash payment equal to $500 and reimbursement of travel and other expenses related to such attendance incurred by such member. Each member of the board of directors was entitled to receive a grant of 20,000 shares of common stock each fiscal year adjusted in proportion to the period of time that such director served on the board during such year.

TRANSACTIONS WITH RELATED PERSONS

In connection with the completion of our acquisition of Cardlock Fuels System, Inc. on October 5, 2007, we entered into two agreements with Southern Counties Oil Co., of which Frank P. Greinke, our Chairman, is the indirect sole owner and chief executive officer. We entered into a Transition Services Agreement which provides that Southern Counties Oil Co. will deliver to us the same services as it was providing to Cardlock Fuels System prior to the completion of our acquisition of Cardlock Fuels System for a period of one year. The services to be provided by Southern Counties Oil Co. under this Transition Services Agreement include various general and administrative services, including accounting, tax and finance services, management information system support services, credit and collection services, insurance and risk-management services, environmental compliance services and office rent and maintenance services. Payments to Southern Counties Oil Co. for the transitions services pursuant to the terms of the Transition Services Agreement totaled $207,135 during the year ended December 31, 2007. We currently anticipate that we will pay Southern Counties Oil Co. approximately $882,000 in exchange for the transitions services pursuant to the terms of the Transition Services Agreement during 2008.

In connection with the completion of our acquisition of Cardlock Fuels System on October 5, 2007, we also entered into a Trademark License and Supply Agreement whereby Southern Counties Oil Co. agreed to license to us the continued use of the Southern Counties Oil Co. logo and trademark at the cardlock facilities operated by Cardlock Fuels System in exchange for our continued use of Southern Counties Oil Co. as the primary supplier of fuel to those sites. We paid Southern Counties Oil Co. $24,450,333 to purchase motor fuels during the year ended December 31, 2007. At current prices and based on historical sales volumes, we currently project that we will purchase approximately $132 million worth of motor fuels from Southern Counties Oil Co. during 2008.

Our wholly-owned subsidiary, Cardlock Fuels System, is party to a lease agreement with Madrona Real Estate, LLC, a California limited liability company, of which Mr. Greinke is the indirect sole owner. The lease agreement has a term of ten years ending May 31, 2017 for the lease of ten premises used for cardlock facilities operated by Cardlock Fuels System. Lease payments to Madrona totaled $114,147 for the year ended December 31, 2007. We currently anticipate that the lease payments to Madrona under the lease agreement will be approximately $381,000 annually.

In connection with the completion of our acquisition of Cardlock Fuels System, Cardlock Fuels System entered into a short-term promissory note dated October 5, 2007 payable to Southern Counties Oil Co. with an aggregate principal amount of $10,000,000.00. The entire balance of outstanding principal and accrued interest of $169,046 under the short-term promissory note was paid in full on October 26, 2007.

We entered into a short-term promissory note dated April 14, 2008 in favor of the Greinke Personal Living Trust, Frank P. Greinke, Trustee, pursuant to which we may borrow up to $5,000,000 from the Trust from time to time for short term working capital needs. The Trust is affiliated with Frank P. Greinke. Interest on the unpaid principal balance of all advances under the Note that have been outstanding for 30 days or less shall bear interest at the London interbank offered rate or LIBOR in effect on April 14, 2008, plus 3.50%. Interest on the unpaid principal balance of all advances under the Note that have been outstanding for more than 30 days shall bear interest at the LIBOR in effect on the 30th day following the date such advance was made plus 8.50%. All principal and accrued but unpaid interest under the Note shall be payable upon the demand of the Trust upon one day prior written notice to us.

We utilized aviation services from a company owned 100% by Mr. Kelly. Payments to this company totaled approximately $152,654 for the fiscal year ended December 31, 2007.

We purchased electricity from a company owned 15% by Mr. Kelly. Electricity payments to this company totaled $138,752 for the fiscal year ended December 31, 2007.

We sell fuel to two companies in which Mr. Kelly and Mr. McArthur, our Chief Executive Officer, each own less than 10% interest. Sales to these companies for the year ended December 31, 2007, totaled approximately $1,651,000.

We formed a joint venture to acquire, sell and distribute petroleum products with a limited liability company in which Mr. Kelly owns a 50% equity interest. In 2007, we loaned approximately $168,392 to the joint venture to provide it with initial working capital.

We obtain financial advisory and investment banking services from SMH Capital. During 2007, we paid SMH Capital $904,575 in fees. Michael S. Chadwick, one of our directors, is a Managing Director and a senior member of the Investment Banking Group at SMH Capital. Mr. Chadwick has no direct interest in the amount of fees paid to SMH Capital by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Based solely on reports and other information submitted by executive officers and directors, we believe that during the year ended December 31, 2007 each of our executive officers, directors and persons who own more than ten percent of our common stock filed all reports required by Section 16(a), except for one late filing on Form 4 by each of Charles McArthur, Bobby Page, Dexter B. Woodworth and E. H. (Gene) Dewhurst, each reporting one transaction.

CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees, including our chief executive officer and chief financial officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code was filed with the SEC on our Form 10KSB/A of November 11, 2004. A copy may also be obtained without charge upon request to: United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary. If we make any amendments to this code other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this code that apply to our chief executive officer, chief financial officer or chief accounting officer, if any, and relate to an element of the SEC’s “code of ethics” definition, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a report on Form 8-K filed with the SEC.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of our financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on United Fuel’s internet website at www.ufeonline.com. A copy may also be obtained upon request from the Corporate Secretary of United Fuel.

As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Johnson Miller & Co., our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of our auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our related person transaction policy and other similar internal corporate governance compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met six times during the year ended December 31, 2007. The Audit Committee also meets privately with the external auditors as well as management.

During the first quarter of 2008, management completed the documentation, testing and evaluation of United Fuel’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management. The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, as well as Johnson Miller & Co.’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

In overseeing the preparation of our financial statements, the Audit Committee met with both management and our outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to our outside auditors, the Audit Committee, among other things, discussed with Johnson Miller & Co. matters relating to its independence, including its letter and the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Jesse B. Tutor – Chairman,
and E. H. (Gene) Dewhurst

INDEPENDENT PUBLIC ACCOUNTANTS

Johnson Miller & Co. billed us the following fees for services provided during the years ended December 31, 2007 and 2006:

	December 31,
	2007	2006

Audit Fees	$224,000	$173,000

Audit Related Fees	$133,000	$112,000

Tax Fees	$32,000	$17,000

All Other Fees	$1,000	-

Total Fees for Services	$390,000	$302,000

Audit Fees: Consists of fees billed for professional services rendered for the audit of our consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

Audit Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the our consolidated financial statements and are not reported under “Audit Fees.” These services include auditing work on completed transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

It is expected that a representative of Johnson Miller & Co. will be present at the annual meeting with an opportunity to make a statement if such representative so desires, and will be able to respond to appropriate questions by stockholders. The appointment of independent public accountants for the 2008 fiscal year will be made by our Audit Committee.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the stockholders by following the procedures prescribed in SEC Rule 14a-8. For such proposals to be considered for inclusion in the proxy materials relating to the 2009 annual meeting of stockholders, we must receive such proposals no later than January 14, 2009. All proposals should be directed to United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary.

OTHER BUSINESS

The Board knows of no matter other than those described herein that will be presented for consideration at the annual meeting. Should any other matters properly come before the annual meeting or any adjournment thereof, however, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment and in United Fuel’s best interest.

MISCELLANEOUS

The cost of soliciting proxies will be borne by us. Following the original mailing of the proxy soliciting material, our regular employees may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. We expect to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary.

A paper copy of the Form 10-K filed with the SEC on April 15, 2008, is available without charge to shareholders upon written request to United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary.

This document is dated April 29, 2008 and is first being mailed to shareholders on or about May 12, 2008.

Lyndon James
Secretary

	Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope		☒ Votes MUST be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	To change your address, please mark this box.	☐

	Nominees:	Frank P. Greinke Thomas E. Kelly Charles McArthur Richard Becktel E. H. (Gene) Dewhurst Jesse B. Tutor

1-PS.	ELECTION OF DIRECTORS (SERIES A PREFERRED STOCK HOLDERS ONLY)

	FOR the nominee listed below	☐	WITHHOLD AUTHORITY to vote for the nominee listed below	☐	*EXCEPTIONS	☐

	Nominee:	Michael S. Chadwick

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

UNITED FUEL & ENERGY CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS—JUNE 18, 2008
This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned stockholder of UNITED FUEL & ENERGY CORPORATION, a Nevada corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2008 and hereby appoints Frank P. Greinke and Charles McArthur as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of United Fuel & Energy Corporation to be held June 18, 2008 at 11:00 a.m., local time, at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701, and at any adjournment or adjournments thereof, and to vote all shares of voting stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof and, in his discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of all listed directors, and as said proxy deems advisable on such other matters as may come before the meeting.

(Continued, and to be signed and dated, on the reverse side.)

UNITED FUEL & ENERGY CORPORATION c/o Pacific Stock Transfer Company 500 E. Warm Springs Road, Suite 240 Las Vegas NV 89119